ARTICLES OF MERGER BUTTER DREAM MUSIC INCORPORATED INTO
                         CAYENNE ENTERTAINMENT, INC.

                             ARTICLES OF MERGER

These Articles of Merger ("Articles") made and entered into this date below, by and between Cayenne Entertainment, Inc., a Colorado corporation (hereinafter referred to as "CEI") and Butter Dream Music, Incorporated, an Arizona corporation (hereinafter referred to as "BDM") are adopted pursuant to the requirements of the Colorado Revised Statues and the Arizona Corporation Revised Statues. All such laws permit the merger described hereinafter, subject to the terms and conditions set forth as follows:

                                 ARTICLE I
                 INCORPORATION AND SURVIVING CORPORATION

BDM was organized in accordance with the laws of the State of Arizona on December 21, 2000 and has an authorized capitalization of 1,000 shares of no par value common stock, of which 1,000 shares of common stock are outstanding.

CEI was incorporated in accordance with the laws of the State of Colorado on April 9, 1998. CEI's capitalization is 20,000,000 shares of no per value common stock and 5,000,000 shares of non-voting preferred stock. CEI is the surviving corporation.

                                ARTICLE II
                              BOARD APPROVAL

This Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the required Colorado and Arizona Statues.

Approved by the Board of Directors of CEI on March 31, 2001 and BDM on March 31, 2001.

                               ARTICLE III
                          STOCKHOLDER APPROVAL

The ARTICLES OF MERGER and AGREEMENT OF MERGER was adopted by the stockholders of CEI at its Special meeting held on April 5, 2001. There were present in person or by Proxy all shareholders representing 1,505,000 of the outstanding shares. CEI has two classes of stock with only common shares outstanding. Each share of common stock is entitled to one (1) vote on all matters submitted to its stockholders. There were no shares voting against the merger and no shares abstaining.The ARTICLES OF MERGER and AGREEMENT OF MERGER was adopted by the stockholders of BDM at its Special meeting held on April 2, 2001. There were present in person or by Proxy all shareholders representing 1,000 of the outstanding shares. BDM has one class of stock which is entitled to one (1) vote on all matters submitted to its stockholders. There were no shares voting against the merger and no shares abstaining.

The number of votes cast in favor of the merger by the stockholders of both CEI and BDM were sufficient for approval of the merger by the stockholders of each corporation.

                                ARTICLE IV
                       CERTIFICATE OF INCORPORATION

The Certificate of Incorporation, including all amendments thereto, of Cayenne Entertainment, Inc., the surviving corporation, shall be its Certificate of Incorporation.

                                ARTICLE V
                           EXCHANGE OF SHARES

BDM Stockholders shall surrender all their stock certificates representing 1,000 shares (100% of the outstanding stock) for 500 shares of CEI common stock with one warrant share attached to each common share to purchase an additional share of common stock at a price of $0.01. BDM shares surrendered to CEI shall be canceled and retired by CEI. Pursuant to this merger all minutes of BDM are adopted to and become minutes of CEI.

                               ARTICLE VI
                        DISSENTING SHAREHOLDERS

The surviving CEI shall comply with the provisions of applicable law with the appraisal of and reasonable payment for stock of CEI stockholders that objected, if any, to this merger. Reasonable payments for dissenting CEI and BDM stockholders and the reasonable cost of all proceedings in connection with all matters necessary to be performed in connection therewith will be at CEI's expense.

                              ARTICLE VII
                           PRINCIPLE OFFICE

The AGREEMENT OF MERGER executed by CEI and BDM, effective April 6, 2001 is on file at the principle place of business of CEI and BDM located at 5527 East Camelback Road, Phoenix, Arizona 85018.

                             ARTICLE VIII
                  COPY OF THE AGREEMENT OF MERGER

A copy of the AGREEMENT OF MERGER will be furnished by CEI, the surviving corporation, on request and without cost, to any stockholder of any corporation which is party to this merger.

                             ARTICLE IX
                           EFFECTIVE DATE

The effective date of this merger shall be the date these ARTICLES OF MERGER are filed with the Secretary of the States of Colorado and Arizona.

IN WITNESS WHEREOF, these ARTICLES OF MERGER, having been duly approved by a resolution of the Boards of Directors and Stockholders of CEI and BDM, are executed by the President and Secretary of BDM this 6th day of April, 2001.

BUTTER DREAM MUSIC INCORPORATED



/s/ Gordon LeBlanc, Jr.                   /s/ Kay LeBlanc
Gordon LeBlanc, Jr. as its President      Kay LeBlanc, as its Secretary

NOTARY: I hereby attest that Gordon LeBlanc, Jr. and Kay LeBlanc on this day of April 18, 2001 did in fact personally appear in my presence and sign their names affixed above.

I /s/ Marian B. Creel of Maricopa County, Arizona am duly authorized Notary.

My Commission Expires on: March 24, 2003